UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 12, 2008

CHINA OPPORTUNITY ACQUISITION CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-52355	20-5331360
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Tice Boulevard., Woodcliff Lake, New Jersey	07677
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 201-930-8900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CHINA OPPORTUNITY ACQUISITION CORP. (“COAC”) INTENDS TO HOLD PRESENTATIONS FOR CERTAIN OF ITS STOCKHOLDERS, AS WELL AS OTHER PERSONS WHO MIGHT BE INTERESTED IN PURCHASING COAC SECURITIES, REGARDING ITS MERGER WITH GOLDEN GREEN ENTERPRISES LIMITED (“BVICO”), AS DESCRIBED IN THIS REPORT. THIS CURRENT REPORT ON FORM 8-K, INCLUDING SOME OR ALL OF THE EXHIBITS HERETO, WILL BE DISTRIBUTED TO PARTICIPANTS AT SUCH PRESENTATIONS.

EARLYBIRDCAPITAL, INC. (“EBC”), THE MANAGING UNDERWRITER OF CHINA OPPORTUNITY’S INITIAL PUBLIC OFFERING (“IPO”) CONSUMMATED IN MARCH 2007, ACTED AS A FINDER IN CONNECTION WITH COAC’S MERGER WITH BVICO, AND WILL ACT AS INVESTMENT BANKER FOR COAC IN ITS EFFORTS TO CONSUMMATE SUCH MERGER, FOR WHICH IT WILL RECEIVE UP TO AN AGGREGATE FEE OF $860,000. ADDITIONALLY, THE UNDERWRITERS DEFERRED $414,000 OF THE COMMISSIONS OWED TO THEM IN CONNECTION WITH THE IPO UNTIL THE CLOSING OF COAC’S BUSINESS COMBINATION. COAC AND ITS DIRECTORS AND EXECUTIVE OFFICERS AND EBC MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICIATION OF PROXIES FOR THE SPECIAL MEETING OF COAC STOCKHOLDERS TO BE HELD TO APPROVE THE MERGER.

STOCKHOLDERS OF COAC AND OTHER INTERESTED PERSONS ARE ADVISED TO READ COAC’S REGISTRATION STATEMENT CONTAINING A PRELIMINARY PROXY STATEMENT/PROSPECTUS (FILED ON NOVEMBER 12, 2008) AND FINAL REGISTRATION STATEMENT CONTAINING A DEFINITIVE PROXY STATEMENT/PROSPECTUS (WHEN IT BECOMES AVAILABLE) IN CONNECTION WITH COAC’S SOLICITATION OF PROXIES FOR THE SPECIAL MEETING BECAUSE THESE PROXY STATEMENTS/PROSPECTUSES WILL CONTAIN IMPORTANT INFORMATION. SUCH PERSONS CAN ALSO READ COAC’S FINAL PROSPECTUS, DATED MARCH 20, 2007, FOR A DESCRIPTION OF THE SECURITY HOLDINGS OF THE COAC OFFICERS AND DIRECTORS AND OF EBC AND THEIR RESPECTIVE INTERESTS IN THE SUCCESSFUL CONSUMMATION OF THIS BUSINESS COMBINATION. THE DEFINITIVE PROXY STATEMENT/PROSPECTUS WILL BE MAILED TO STOCKHOLDERS AS OF A RECORD DATE TO BE ESTABLISHED FOR VOTING ON THE MERGER. STOCKHOLDERS WILL ALSO BE ABLE TO OBTAIN A COPY OF THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, WITHOUT CHARGE, BY DIRECTING A REQUEST TO: CHINA OPPORTUNITY ACQUISITION CORP., 300 TICE BOULEVARD, WOODCLIFF LAKE, NEW JERSEY 07677. THE REGISTRATION STATEMENT CONTAINING THE PRELIMINARY PROXY STATEMENT/PROSPECTUS AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS MAY ALSO BE OBTAINED, WITHOUT CHARGE, AT THE SECURITIES AND EXCHANGE COMMISSION’S INTERNET SITE (http://www.sec.gov).

Item 1.01	Entry into a Material Definitive Agreement.

General; Structure of Acquisition

On November 12, 2008, China Opportunity Acquisition Corp. (“COAC”) entered into an Agreement and Plan of Merger (“Merger Agreement”) with Golden Green Enterprises Limited (“BVICo”), Wealth Rainbow Development Limited (“HKCo”), which is a wholly owned subsidiary of BVICo, Henan Green Complex Materials Co., Ltd (“Ge Rui”), which is a wholly owned subsidiary of HKCo, and the shareholders of BVICo. Pursuant to the Merger Agreement, COAC will be merged into BVICo, with BVICo being the surviving corporation.

BVICo, through Ge Rui, is a private manufacturer of high precision cold-rolled specialty steel products in China. BVICo utilizes a variety of processes and technological methodologies to convert steel manufactured by third parties into thin steel sheet and plates. BVICo’s product offerings are focused predominantly on high-end, value-added finished steel products.

The merger is expected to be consummated in the first quarter of 2009, after the required approval by the stockholders of COAC and the fulfillment of certain other conditions, as described herein and in the Merger Agreement.

Merger Consideration

Upon completion of the merger, the three current shareholders of BVICo will own 30,000,000 BVICo Ordinary Shares and the holders of common stock of COAC will own 8,400,000 BVICo Ordinary Shares. In addition, the holders of the existing COAC warrants and units will receive like securities of BVICo that will be exercisable or exchangeable into BVICo securities. BVICo will also be obligated to issue to the current shareholders of BVICo 1,000,000 BVICo Ordinary Shares for each of the years ending on December 31, 2009, 2010 and 2011 in which Ge Rui, an indirect operating subsidiary of BVICo, has net after tax income that equals or exceeds the target specified for such year in the merger agreement ($45 million, $60 million and $80 million, respectively). In addition, if at least 75% of the warrants that BVICo will issue to the public holders of COAC’s current warrants are exercised, the BVICo’s current shareholders will be entitled to an aggregate cash payment of $5 million.

Lock-Up

Oasis Green Investment Limited, the principal current shareholder of BVICo, will not be able to sell any of its BVICo Ordinary Shares during the twelve month period after the closing date of the merger other than as permitted pursuant to a lock-up agreement it will enter into at the closing. The other current BVICo shareholders will be similarly restricted for a period of six months after the closing. Further, the officers and directors of COAC will not be able to sell any of the BVICo Ordinary Shares that they receive as a result of the merger during such twelve month period other than as permitted pursuant to the Stock Escrow Agreement dated as of March 20, 2007, between COAC and each of the persons who was a stockholder of COAC prior to its initial public offering and the lock-up agreements they will enter into upon the closing.

Voting Agreement

Upon consummation of the merger, the board of directors of BVICo will be comprised of seven persons, five of whom will be designated by the BVICo shareholders and two of whom will be designated by COAC. COAC’s designees are Harry Edelson, COAC’s chairman and chief executive officer, and Dr. J.P. Huang, who has served as a consultant to COAC. The current BVICo shareholders and Mr. Edelson will enter into a voting agreement at the time of closing of the merger (to which BVICo will also be a party) that will provide that they will each vote their BVICo Ordinary Shares in favor of the election of such persons as directors of BVICo in specified classes in all elections through and including the annual meeting that will be held in 2011.

Indemnification

To provide a fund for payment to BVICo with respect to its post-closing rights to indemnification under the Merger Agreement for breaches of covenants, representations, warranties, agreements, undertakings or obligations contained in the Merger Agreement by BVICo and its shareholders, the current shareholders of BVICo will place 3,000,000 of its BVICo Ordinary Shares in escrow (“Indemnity Escrow Fund”). Except for claims based on fraud or intentional or willful misrepresentation or omission, the escrow will be the sole remedy for COAC for its rights to indemnification under the Merger Agreement. Claims for indemnification may be asserted against the Indemnity Escrow Fund by COAC once its damages exceed a $250,000 threshold and will be reimbursable to the full extent of the damages in excess of such amount, except that claims made with respect to representations and warranties regarding corporate organization, subsidiaries, capitalization, authority, title to property and taxes and those specific to BVICo’s shareholders will not be subject to such deductible. Claims for indemnification may be asserted until the later of one year after the closing of the merger or thirty (30) days after the date on which BVICo has filed its annual report on Form 10-K for the fiscal year ending December 31, 2009 (or, if BVICo is deemed to be a “foreign private issuer” its annual report on Form 20-F), except that there is no limitation as to the period during which claims may be asserted for breaches of the representations and warranties regarding corporate organization, subsidiaries, capitalization, authority and those specific to BVICo’s shareholders and claims for breaches of the representations and warranties regarding title to property and taxes may be made until the sixtieth day following the expiration of the applicable statute of limitations.

Representations and Warranties

The Merger Agreement contains representations and warranties of each of BVICo and COAC relating to, among other things, (a) proper organization and similar limited liability and corporate matters, (b) capital structure of each constituent company, (c) the authorization, performance and enforceability of the Merger Agreement, (d) licenses and permits, (e) taxes, (f) financial information and absence of undisclosed liabilities, (g) holding of leases and ownership of other properties, including intellectual property, (h) contracts, (i) title to, and condition of, properties and environmental and other conditions thereof, (j) absence of certain changes, (k) employee matters, (l) compliance with laws, (m) litigation and (n) regulatory matters.

Covenants

The parties have each agreed to take such actions as are necessary, proper or advisable to consummate the merger. Each of COAC and BVICo has also agreed to continue to operate their respective businesses in the ordinary course prior to the closing and, unless otherwise required or permitted under the merger agreement, not to take the following actions, among others, without the prior written consent of the other party:

•
waive any stock repurchase rights, accelerate, amend or (except as specifically provided for in the merger agreement) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

•
grant any severance or termination pay to any officer or employee (other than severance or termination pay to an employee consistent with past practices or as identified in schedules to the merger agreement) except pursuant to applicable law, written agreements outstanding, or policies currently existing and disclosed to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement;

•
transfer or license to any person or otherwise extend, amend or modify any material rights to any intellectual property or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event will either party license on an exclusive basis or sell any of its intellectual property;

•
declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

•	purchase, redeem or otherwise acquire, directly or indirectly, any shares of its own capital stock or other equity securities or ownership interests;

•
except as contemplated by the merger agreement, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of its capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of its capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of its capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of its capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

•	amend its charter documents;

•
acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

•
sell, lease, license, encumber or otherwise dispose of any properties or assets, except (i) sales of inventory in the ordinary course of business consistent with past practice, and (ii) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

•
except, with respect to COAC as permitted pursuant to the merger agreement, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of COAC or BVICo, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•
adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee incentive stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices or to conform to the requirements of any applicable law;

•
pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of the merger agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, of liabilities previously disclosed in financial statements to the other party in connection with the merger agreement or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which it is a party or of which it is a beneficiary;

•
except in the ordinary course of business consistent with past practices, modify, amend or terminate any material contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

•	except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

•
except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12 month period;

•	engage in any action that could reasonably be expected to cause the merger to fail to qualify as a tax-free transaction pursuant to Section 368 of the Code;

•	settle any litigation where an officer, director or stockholder is a party or the consideration is other than monetary;

•
make or rescind any tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for tax purposes or prepare or file any return in a manner inconsistent with past practice;

•	form or establish any subsidiary except in the ordinary course of business consistent with prior practice or as contemplated by the merger agreement;

•
permit any person or entity to exercise any of its discretionary rights under any employee benefit plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

•	make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

•	make or omit to take any action that would be reasonably anticipated to have a material adverse effect;

•
enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, shareholders or other affiliates other than the payment of salary and benefits and tax distributions in the ordinary course of business consistent with prior practice; or

•	agree in writing or otherwise agree, commit or resolve to take any of the foregoing actions.

The Merger Agreement also contains additional covenants of the parties, including covenants providing for:

•
the parties to use commercially reasonable efforts to obtain all necessary approvals from governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the merger agreement;

•	the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

•
BVICo and COAC to prepare and file a registration statement, which shall contain a proxy statement/prospectus, to register, under the Securities Act, the shares and other securities that will be issued to the COAC stockholders pursuant to the merger, and to solicit proxies from the COAC stockholders to vote on the proposals that will be presented for consideration at the special meeting;

•
COAC and BVICo to use commercially reasonable efforts to obtain the listing for trading on the Nasdaq Stock Market of BVICo’s Ordinary Shares , warrants and units. If such listing is not obtained by the closing, the parties shall continue to use their best efforts after the closing to obtain such listing;

•
BVICo and its shareholders to waive their rights to make claims against COAC to collect from the trust fund established for the benefit of the holders of the Public Shares for any monies that may be owed to them by COAC; and

•	BVICo to provide periodic financial information to COAC through the closing.

Conditions to Closing

General Conditions

Consummation of the merger is conditioned on (i) the holders of the Public Shares, at a meeting called for this and other related purposes, approving the merger proposal and (ii) the holders of fewer than 40% of the Public Shares voting against the merger and properly demanding that their Public Shares be converted into a pro-rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the merger.

In addition, the consummation of the transactions contemplated by the merger agreement is conditioned upon, among other things:

(i)	no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions;

(ii)	the execution by and delivery to each party of each of the various transaction documents;

(iii)
the delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the closing and all covenants contained in the merger agreement have been materially complied with by each party;

(iv)
the receipt of all necessary consents and approvals by third parties and the completion of necessary proceedings in compliance with the rules and regulations of each jurisdiction having jurisdiction over the subject matters; and

(v)	the registration statement filed by COAC and BVICo with respect to the transactions contemplated by the Merger Agreement shall have been declared effective.

BVICo’s Conditions to Closing

The obligations of BVICo and the Shareholders of BVICo to consummate the transactions contemplated by the merger agreement also are conditioned upon, among other things,

(i)	there being no material adverse change in the business of COAC since the date of the merger agreement;

(ii)	the lock-up agreements, the voting agreement and the escrow agreement shall have been executed and delivered by the parties thereto (other than the BVICo parties);

(iii)	COAC shall have arranged for funds remaining in the trust account to be disbursed to it upon closing of the merger;

(iv)	receipt by BVICo of an opinion of COAC’s United States counsel in agreed form; and

(v)	COAC being in compliance with the reporting requirements under the Exchange Act.

COAC’s Conditions to Closing

The obligations of COAC to consummate the transactions contemplated by the merger agreement also are conditioned upon each of the following, among other things:

(i)	there shall have been no material adverse change in the business of BVICo, its subsidiaries or their businesses since the date of the merger agreement;

(ii)	the lock-up agreements, the voting agreement and the escrow agreement shall have been executed and delivered by the parties thereto (other than the COAC parties);

(iii)
(a) all outstanding indebtedness owed by any BVICo insider to BVICo, HKCo or Ge Rui shall have been repaid in full; (b) all guarantees or similar arrangements pursuant to which BVICo, HKCo or Ge Rui has guaranteed the payment or performance of any obligations of any BVICo insider to a third party shall have been terminated; and (c) except as set forth on Schedule 5.18 to the merger agreement, no BVICo insider shall own any direct equity interests in any entity that uses “Ge Rui” as part of its name;

(iv)	employment agreements between Ge Rui and certain of its executive officers shall be in full force and effect;

(v)	specified officers and directors of BVICo, HKCo and Ge Rui shall have resigned from their positions;

(vi)
the holders of no more than 39.99% (on a cumulative baiss with any stockholders seeking conversion rights) of COAC’s outstanding common stock shall have taken action to exercise their appraisal rights pursuant to the Delaware General Corporation Law (“DGCL”); and

(iv)	receipt by COAC of opinions of BVICo’s United States, People’s Republic of China, Hong Kong and British Virgin Islands counsel.

Waiver

If permitted under applicable law, either BVICo or COAC may waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement. The condition requiring that the holders of fewer than 40% of the Public Shares affirmatively vote against the merger proposal and demand conversion of their shares into cash may not be waived. There can be no assurance that all of the conditions will be satisfied or waived.

At any time prior to the closing, either BVICo or COAC may, in writing, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for COAC and what he may believe is best for himself in determining whether or not to grant a waiver in a specific situation.

Termination

The Merger Agreement may be terminated at any time, but not later than the closing, as follows:

•	by mutual written agreement of COAC and BVICo;

•
by either COAC or BVICo if the merger is not consummated on or before March 20, 2009, provided that such termination is not available to a party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to be consummated before such date and such action or failure to act is a breach of the merger agreement;

•
by either COAC or BVICo if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, judgment, ruling or other action is final and nonappealable;

•
by either COAC or BVICo if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;

•
by either COAC or BVICo if, at the COAC stockholder meeting, the merger agreement shall fail to be approved by the affirmative vote of the holders of a majority of the Public Shares present (in person or represented by proxy) and entitled to vote at the meeting or the holders of 40% or more of the Public Shares exercise conversion rights; and

Post-Merger Board of Directors of COAC

 After the merger, BVICo’s board of directors will be Mingwang Lu, Yi Lu, Wong Kwok Keung, Maotong Xu and Yunlong Wang, who are designees of the BVICo shareholders, Harry Edelson, who is COAC’s chairman and chief executive officer, and J.P. Huang, who is a designee of Harry Edelson. Maotong Xu, Yunlong Wang, Wong Kwok Keung and J.P. Huang will be considered independent directors under applicable SEC and exchange rules.

Post-Merger Ownership of COAC

After the closing of the merger, the current shareholders of BVICo will own 30,000,000 BVICo Ordinary Shares (78.1%) and the COAC stockholders will own 8,400,000 BVICo Ordinary Shares (21.9%).

Interests of COAC’s Directors and Officers and Others in the Merger

COAC’s directors and officers have the following interests in the merger transaction:

•
If the merger is not consummated by March 20, 2009, COAC will be liquidated. In such event, the 1,500,000 shares held by COAC’s directors and officers that were acquired before COAC’s initial public offering for an aggregate purchase price of $25,000 would be worthless because COAC’s directors and officers are not entitled to receive any of the liquidation proceeds with respect to such shares.

•
The COAC officers, directors and special advisors have also purchased 2,266,667 Insider Warrants, for an aggregate purchase price of $1,360,000 (or $0.60 per warrant) pursuant to agreements with COAC and EarlyBirdCapital, Inc. All of the warrants will become worthless if the merger is not consummated.

•
The transactions contemplated by the merger agreement provide that Harry Edelson and J.P. Huang, a designee of Mr. Edelson, will be directors of BVICo after the closing of the merger. As such, in the future they will receive any cash fees, stock options or stock awards that the BVICo board of directors determines to pay to its non-executive directors.

•
If COAC liquidates prior to the consummation of a business combination, Harry Edelson, COAC’s chairman and chief executive officer, will be personally liable to pay debts and obligations to vendors and other entities that are owed money by COAC for services rendered or products sold to COAC, or to any target business, to the extent such creditors bring claims that would otherwise require payment from monies in the trust account. Based on COAC’s estimated debts and obligations, it is not currently expected that Mr. Edelson will have any exposure under this arrangement in the event of a liquidation.

•
If holders of more than 20% of the Public Shares properly exercise their conversion rights and the merger is consummated, Mr. Edelson and Ms. Fox will forfeit a portion of their Original Shares, which were placed into escrow at the time of the IPO, so that the Inside Stockholders will collectively own no more than 23.81% of the BVICo Ordinary Shares that will be issued to the COAC stockholders upon consummation of the merger.

•
Harry Edelson has loaned COAC $125,000 to cover its expenses in connection with the merger and may make further loans for this purpose in the future. Such loans will be unsecured, non-interest bearing and will be repaid at the closing of the merger. If the merger is not consummated and COAC is required to liquidate, such loans will not be repaid to Mr. Edelson.

Additionally, upon consummation of the merger, COAC is obligated to pay EarlyBirdCapital, Inc. a cash fee at closing up to an aggregate of $860,000 representing investment banking and finder fees. The underwriters in COAC’s IPO, including EarlyBirdCapital, Inc., will also be entitled to receive $414,000 of deferred underwriting commissions upon consummation of the merger.

Item 8.01	Other Events

Business of BVICo

Corporate Structure and History

All of BVICo’s business is conducted through Ge Rui. The following chart reflects BVICo’s organizational structure as of the date of this proxy statement/prospectus. (The current owner of Oasis Green Investments Limited is the original owner of Wealth Rainbow Development Limited.)

Overview of Business

Ge Rui is one of the leading private manufacturers of cold-rolled specialty steel products in China. It utilizes a variety of processes and technological methodologies to convert steel manufactured by third parties into thin steel sheet and plates. Its product offerings are focused predominantly on high-end, value-added finished steel products.

Ge Rui’s revenue increased from $62.5 million in fiscal year 2005 to $99.0 million in fiscal year 2006 and $139.6 million in fiscal year 2007, representing a compounded growth rate of approximately 49.5%. These significant increases reflect its success in expanding its production lines and its increasing market penetration. Ge Rui plans to broaden its product capacity and mix by introducing new production lines and improve its profit margin by introducing higher valued-added products such as zinc coated or galvanized products. Ge Rui has submitted an application and obtained an approval from the local government for a plan to expand overall capacity from 250,000 metric tons to 500,000 metric tons in the next 12 months and expects that the addition of this new production will help the further growth of revenue in 2009 and beyond.

Ge Rui sells most of its products to customers who operate primarily in the decoration materials, chemistry, appliances, food and packaging, telecommunications, automobiles and infrastructure and manufacturing industries. Ge Rui’s principal market is the Chinese market, with domestic sales accounting for all of its total revenue in fiscal year 2007. Ge Rui’s products are sold primarily to East and Coastal areas of China, including Guangdong, Jiansu, Shanghai, Shandong, Liaoning, Shaanxi and Sichuan.

The steel industry is a large, cyclical and highly competitive industry whose overall performance is closely tied to the global economy. Historically, steel prices have increased during periods of overall economic growth and decreased during recessionary periods. According to China Steel Industry Statistical Book, 2007 version, China produced 565 million metric tons of steel products.

Growth in the global steel industry has been driven primarily by economic development in the Asia-Pacific region and increased commercial activity in Europe over the last five years. The Asia-Pacific area is the largest steel production region, accounting for approximately 51% of the global market’s steel production value. Europe accounts for approximately 29.6% of the market value.

The growth of the steel market in China has grown in tandem with the growth in overall economic activity in China, but the expansion rate of steel industry is well above the growth rate of the overall Chinese economy. Similar to the global steel market, the rate of growth in the Chinese steel market continues to increase, but at a decreasing rate due to oversupply in certain segments of the marketplace, particularly the low- and middle-grade segments.

Steel products can be categorized as low-end (long products such as pipes, tubes, wires and rods) and high-end (flat products such as hot-rolled steel or cold-rolled steel sheets). Based upon information obtained by Ge Rui, approximately 65% of China’s steel production are low-end long products and approximately 35% are high-end high value cold-rolled steel sheets. Ge Rui operates in the high-end category of this market with its niche precision steel processing and produces and sells high precision cold-rolled steel products.

Notwithstanding the oversupply trend in the low-and middle-grade steel segments, the demand in China for high-end products that utilize steel and steel products as a component, such as the steel products produced by Ge Rui, still exceeds the supply in China. According to China Steel Industry Statistical Book, 2007 version, total domestic consumption of cold-rolled plates amounts to approximately 30 million metric tons. The consumption of the cold-rolled products with width above 1,000mm, which are generally called wide plates, amount to 23.7 million metric tons, whereas the products with width below 1,000 mm and with thinness up to 1.5mm, which are generally called narrow plates, amount to approximately 6.2 million metric tons. Ge Rui’s current products are up to 650mm in width and therefore categorized as narrow plates. The cold-rolled products can also be measured by thinness. Among the narrow plates, products with thinness below 0.3mm are called ultra-thin products, and this is where Ge Rui’s product line resides (BVICo’s current product widths range from 0.05 to 0.25mm). China consumes approximately 2 million metric tons of these ultra-thin steel products annually. Based on Ge Rui’s 2007 volume, Ge Rui supplies approximately 9.35% of the market for ultra-thin cold-steel products in China. In 2006, the Chinese government issued the industrial structure reform directive for controlling low-end production. Ge Rui believes that this directive will have a positive impact on its business.

Like most marketplaces, there are various grades of products within the steel industry. Ge Rui produces high-end steel products, with varying thinness and specifications, using an advanced production technology that meets requirements and specifications of BVICo’s customers.

Continued strong demand led by exports, coupled with domestic demands for automobile parts and components, microelectronics, packing and containers in China’s booming economy, has required and is expected to continue to require increasing quantities of high precision steel products. With the increasing demands for high precision steel products and limited production in China, China’s manufacturers are expected to continue to import millions of tons of cold-rolled steel and sheets from abroad.

Cold-rolled specialty precision steel is a relatively new industry in China and manufacturers of products that use specialty precision steel products have traditionally imported precision steel products from Japan, Korea, the European Union and the United States. Cold-rolled steel products represent hot-rolled de-scaled (pickled) steel coils, which are used as raw materials in the precision steel industry, are processed by cold reduction through a cold-rolling mill to the desired thinness. The process does not involve heating and the primary feature of cold reduction is to reduce the thickness of the steel coils. However, because the cold reduction operation induces very high strains (work hardening) into the steel sheet, the precision steel sheet not only becomes thinner, but also becomes much harder, less ductile and very difficult to form. Thus, cold-reduced steel products are annealed (heated to high temperatures) to become soft and formable. Cold rolled sheet products are used in a wide variety of such end applications as appliances (refrigerators, washers, dryers, and other small appliances), automobiles (exposed as well as unexposed parts), electric motors and bathtubs, food and packaging. Cold rolled sheet products are used in these and many other areas of manufacturing.

In addition, China is a large architectural material manufacturer. Given that a significant portion of China’s GDP is driven by fixed asset investment, it is expected that the market for high-end construction steel will grow, which will result in a large consumption of high-end coated steel. Ge Rui has already started the process of expanding its capacity into coated steel products.

Several characteristics about the coated steel markets and production in China are noteworthy:

•
Despite the over-expansion of low and medium-end coated steel production, the high-end coated steel products are under-supplied. Since 2001, although low and medium-end coated steel production capacities have over expanded and the total supply has outstripped demand, high-end coated steel products remain in short supply and rely, in a significant part, on imports. Since high-end coated steel products require advanced technology and capital-intensive equipment, most Chinese manufactures are not technically capable of producing high-end coated steel products.

•
The coated steel market is highly fragmented. There is no significant market leader in the Chinese coal steel industry. Most manufacturers are small-scale private companies operating with out-of-date equipment and technology. Large state-owned enterprises are the main manufacturers; however, only a few of them can produce high-end coated steel products.

•
Barriers to entry. Due to the nature of the high-end steel products industry, there are significant barriers to entry for new players. The steel industry is capital-intensive. Companies in this industry must maintain large and advanced pieces of equipment that are used in the manufacturing process and that require considerable initial investment, maintenance and repair expenses.

Products

Ge Rui’s current products include high precision various cold-rolled steel, with different specifications in terms of width and thinness. Ge Rui’s products are typically up to 650mm in width and between 0.05 - 0.25mm in thinness that are manufactured from steel substrate of cold-rolled or hot-rolled pickled coils. Ge Rui is also capable of manufacturing more extreme specifications based on the needs of its customers. Ge Rui has the flexibility to adjust its production specifications to meet changes in market demand.

Ge Rui’s products are used for producing a large variety of down stream goods in electrical appliance, construction materials, chemical, food and packaging, telecommunications and military products. For example, Ge Rui is the leading producer of the galvanized steel materials with width of 0.15mm for use in the telecommunication fiber wires in China.

Ge Rui’s deliveries of products amounted to approximately 187,000 metric tons in fiscal year 2007, representing increase of 32.6% from previous year. Ge Rui believes that its high precision cold-rolled products has about 9.35% of the domestic market share in the segment.

Manufacturing

Ge Rui’s manufacturing facilities are located in Zhengzhou, Henan Province, China. It currently has six cold-rolled steel production lines, two acid pickling lines and its current annual production capacity is approximately 250,000 metric tons. Ge Rui has made an application to the local government and is constructing a new production facility that will produce coated steel products and its new capacity will increase its total capacity to 500,000 metric tons.

Ge Rui utilizes modern, progressive and automated production technology and its equipment setting combinations are strictly maintained.

Raw Materials and Suppliers

The principal raw materials used in producing Ge Rui’s products are steel coil. Ge Rui’s raw materials are sourced from various suppliers and it believes that its suppliers are sufficient to meet its present and anticipated future needs. Ge Rui does not depend on any one single supplier for its steel raw materials. Steel coil historically accounted for approximately 90% of Ge Rui’s total production cost.

The prices of steel rolls can be quite competitive, volatile and dependent on supplies and demands. To provide some protection from the pressure and volatility of the market, Ge Rui makes bulk purchases after taking into account customers’ orders on hand whenever steel prices are considered to be lower in the market. As steel rolls have an extremely long shelf-life, obsolescence is not a major concern and Ge Rui may build up its inventory during such periods when prices are low.

When sales orders are executed with the customers, the selling price agreed to is based on the cost of raw material at that date, effectively allowing Ge Rui to pass incremental cost increases in raw materials to its customers.

Customers, Sales and Marketing

Ge Rui’s products can be applied to various industries, including construction decoration materials, electrical household appliances, automobile parts, food and packaging, chemical, telecommunications and others, and Ge Rui’s main customers are the manufacturers operating in those industries. During the last fiscal year, 40% of Ge Rui’s products were sold to food and packaging sector, 30% were sold to the telecom sector, 20% were sold to the decoration materials sector and 10% were sold to the electric appliance sector.

Ge Rui’s high precision steel products are sold directly to the end users in various parts of China and its production is based on confirmed sales orders. Generally, an initial deposit (approximately 30% of the aggregate contracted sales amount) is pre-paid when the contract is signed. Ge Rui’s major customers are located in Shanghai, Zhejiang, Jiangsu, Shandong, Guangdong, Hebei, Tianjin, Guangxi, Fujian, Liaoning, and other provinces. During the last three years, Ge Rui has sold its products to more than 200 customers.

Major customers during 2007:

Customer Name	Quantity Sold (Tons)	% of Total Sales
Tianjin Shenyuan Steel Production Group	30,408	17.43%
Jiangsu Wuying Precision Steel Plates Co	14,169	8.12%
Luo Yang Lixin Commerce and Trading Co	11,308	6.48%
Wuxi Changmao Metal Products Co	11,228	6.43%
Jiangyin Kemao Metal Products Co	7,074	4.05%

Ge Rui sells its products mostly in China. Its sales network covers many provinces and regions, especially in the eastern coastal regions in China. Ge Rui is developing a diversified sales network that allows it to effectively market products and services to its customers. Its sales and marketing department currently consists of approximately 30 employees as of the date of this prospectus.

Ge Rui has also been marketing and promoting its products through the following means:

•	Promotion in industrial journals;

•	Hosting annual product promotion meeting with current and potential customers, in which it introduces its products and new improvements to the market;

•	Attending various exhibitions to improve its name recognition; and

•	Visiting its customers and collecting information regarding their needs.

Competition and Ge Rui’s Market Position

Competition within the steel industry, both in China and worldwide, is intense. There are many large state-owned enterprises and smaller private steel companies in China. In addition, Chinese steel makers also face competition from international steel manufacturers.

For high precision cold-rolled products, Ge Rui is not in direct competition with China’s local state-owned steel giants because those companies concentrate on the production of hot rolled de-scaled (pickled) steel coils and steel sheets from iron ore. Steel sheets produced by these large Chinese companies are then supplied as raw materials to high precision steel manufacturers such as Ge Rui for cold reduction processing to the desired thickness. Cold rolled products are then sold to customers in the further down stream manufacturers in industries such as electric alliances, construction, chemical and automobile industries.

Private steel product manufacturers in China generally focus on low-end products. Many of Ge Rui’s competitors are much smaller than Ge Rui and use older equipment and production techniques. In contrast, Ge Rui’s products are aimed at the high-end markets so Ge Rui attempts to manufacture them with superior quality and broader range of specifications. Ge Rui uses advanced manufacturing equipment that it has purchased from developed countries, such as Italy, and employs engineers and researchers who are experienced with different production techniques.

Ge Rui’s business is becoming increasingly competitive and capital intensive, and its competition comes from local Chinese firms and importers. Ge Rui believes that it is one of the largest privately-owned cold-rolled precision steel makers in China, and that its products have superior quality and consistency and can meet various needs of its customers. Ge Rui enjoys a high reputation among its customers and will continue to leverage these strengths in expanding its product mix and services. More of Ge Rui’s products are being placed as replacement for imported.

Ge Rui estimates its current market share in China for high precision cold-rolled thin steel products to be approximately 9.35%, based on the sales volume fiscal year 2007.

Ge Rui also competes with international steel product manufacturers in the global market, such as Posco Steel. As compared to its competitors in Korea and Japan, Ge Rui believes it has lower production costs and can offer more competitive pricing.

Research and Development

Ge Rui believes that the development of new products and new technology is critical to its success. It is continuously working to improve the quality, efficiency and cost-effectiveness of its existing products and develop technology to expand the range of specifications of its products.

Ge Rui has a strong research and development team that has approximately [20] employees devoted to research and development, all of whom have at least a bachelor’s degree. Its research and development staff has developed several production techniques that it believes improved its product quality and reduced its production costs.

In fiscal years 2007, 2006 and 2005, Ge Rui’s research and development expenses amounted to about $4.04 million, $2.66 million and $1.81 million, respectively. These expenses were mainly composed of staff costs, equipment purchases and other research and development-related expenses.

Intellectual Property

All of Ge Rui’s products are sold with the trademark of , which is widely accepted by its customers. In addition, Ge Rui has registered the www.henangr.com and www.hngerui.com.cn domain names.

All Ge Rui’s key employees, especially engineers, have signed confidentiality and non-competition agreements with us. In addition, all Ge Rui employees are obligated to protect its confidential information. Where appropriate for its business strategy, Ge Rui will continue to take steps to protect its intellectual property rights.

Employees

Ge Rui currently employs approximately 585 full-time employees. Approximately 20% of its employees hold at least a bachelors degree. Ge Rui believes that it maintains a satisfactory working relationship with its employees and it has not experienced any significant labor disputes or any difficulty in recruiting staff for its operations.

As required by applicable Chinese law, Ge Rui has entered into employment contracts with all of its officers, managers and employees. It is required by Chinese law to make several mandatory contributions for its employees, including social pension, medical insurance, unemployment insurance, work-related injury insurance and maternity insurance. As of the date of this proxy statement/prospectus, Ge Rui is in compliance with the applicable PRC employee law and regulations and has made the contributions required by the applicable laws.

Executive Compensation

During the past three years, Ge Rui’s senior managers received base salary and other cash awards, but there were no stock or option incentive plan awards. Some of the senior managers were also Ge Rui’s shareholders. The following table details the cash compensation paid to such individuals (all amounts are in U.S. dollars):

	2005	2006	2007	2008 First Half
Chairman	84,899	107,064	127,145	64,762
General Manager	64,875	71,236	70,327	36,405
Chief Engineer	63,635	70,366	70,567	36,570
Deputy General Manager	43,482	70,363	70,397	36,565
Deputy General Manager	64,003	69,651	70,370	36,442

Regulation

Ge Rui is subject to numerous provincial and local laws and regulations, which may be changed from time to time in response to economic or political conditions and have a significant impact upon overall operations. Changes in these regulations could require Ge Rui to expend significant resources to comply with new laws or regulations or changes to current requirements and could have a material adverse effect on it.

Included among these laws and regulations are numerous central and local laws and regulations relating to the protection of the environment. These laws continue to evolve and are becoming increasingly stringent. The ultimate impact of complying with such laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision. The State Environmental Protection Administration Bureau is responsible for the supervision of environmental protection in, implementation of national standards for environmental quality and discharge of pollutants for and supervision of the environmental management system of the PRC. Environmental protection bureaus at the county level or above are responsible for environmental protection within their jurisdictions.

The laws and regulations on environmental protection require each company to prepare environmental impact statements for a construction project to the environmental protection bureaus at the county level. These must be prepared prior to when the construction, expansion or modification commences.

The Environment Protection Law requires production facilities that may cause pollution or produce other toxic materials to take steps to protect the environment and establish an environmental protection and management system. The system includes the adopting of effective measures to prevent and control exhaust gas, sewage, waste residues, dust and other waste materials. Entities discharging pollutants must register with the relevant environmental protection authorities.

Penalties for breaching the Environmental Protection Law include a warning, payment of a penalty calculated on the damage incurred, or payment of a fine. When an entity has failed to adopt preventive measures or control facilities that meet the requirements of environmental protection standards, it may be liable to suspension of its production or operations and for payment of a fine. Material violations of environmental laws and regulations causing property damage or casualties may be subject to criminal liabilities. Ge Rui believes that its current production and operating activities are in compliance with the environmental protection requirements of the PRC. Ge Rui has not been penalized as a result of any breach of the laws and regulations on environmental protection.

Litigation

From time to time, Ge Rui may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. Ge Rui is currently not aware of any such legal proceedings or claims that it believes will have a material adverse affect on its business, financial condition or operating results.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits:

Exhibit	Description

10.1
Agreement and Plan of Merger dated as of November 12, 2008 by and among China Opportunity Acquisition Corp., Golden Green Enterprises Limited, Wealth Rainbow Development Limited, Henan Green Complex Materials Co., Ltd and the shareholders of Golden Green Enterprises Limited.

10.2	Form of Escrow Agreement.

10.3	Form of Lock-Up Agreement.

10.4	Form of Voting Agreement.

99.1	Press release of China Opportunity Acquisition Corp. dated November 13, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 14, 2008

CHINA OPPORTUNITY ACQUISITION CORP.

By:	/s/ Harry Edelson
Name: Harry Edelson Title: Chief Executive Officer